Exhibit (b)(2)

Execution Version

WHITE OAK GLOBAL ADVISORS, LLC	SPP CREDIT ADVISORS, LLC
3 Embarcadero Center, 5th Floor	550 Fifth Avenue, 12th Floor
San Francisco, CA 94111	New York, NY 10036

May 11, 2022

Balmoral Swan Parent, Inc.

c/o Balmoral Funds, LLC

11150 Santa Monica Boulevard, #825

Los Angeles, California 90025

Attn: Robin Nourmand

Re:	Commitment Letter Relating to $130,000,000 Senior Secured Financing Facility

Ladies and Gentlemen:

Balmoral Swan Parent, Inc., a Delaware corporation (the “Company” or “you”), have requested that White Oak Global Advisors, LLC (“White Oak”) and SPP Credit Advisors, LLC (“SPP”, and together with White Oak, “we”, “us” or the “Commitment Parties”) provide a commitment for the full amount of the Financing Facility (as defined below) for the purpose of effectuating the transactions described on Annex A hereto.

White Oak and SPP are pleased to advise you of (i) White Oak’s commitment to provide, on a several and not joint basis, directly or indirectly through one or more of its affiliates and/or funds managed, advised or sub-advised by it, 50% of the aggregate principal amount of the Financing Facility and (ii) SPP’s commitment to provide, on a several and not joint basis, directly or indirectly through one or more of its affiliates and/or funds managed, advised or sub-advised by it, 50% of the aggregate principal amount of the Financing Facility. “Financing Facility” shall mean a senior secured term loan facility in an aggregate principal amount of $130,000,000 on terms and conditions set forth in this commitment letter and the Summary of Proposed Terms and Conditions for the Financing Facility attached hereto as Annex B (the “Term Sheet”). This commitment letter, together with the Term Sheet and Annex A hereto, are collectively referred to as the “Commitment Letter”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet or Annex A hereto, as the case may be. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, each Commitment Party’s obligation to fund the Term Loan on the Closing Date is subject solely to the satisfaction (or waiver) of the conditions set forth in the section entitled “Conditions Precedent” in the Term Sheet (such conditions, collectively, the “Limited Conditionality Provisions”).

The Company acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all of the covenants, representations, warranties and other provisions (excluding the closing conditions for the borrowing on the Closing Date set forth in the section entitled “Conditions Precedent” in the Term Sheet, which are inclusive and complete) in the Loan Documents.

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May 11, 2022

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other agreement or undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties relating to the Acquired Business the accuracy of which shall be a condition to the availability and funding of the Financing Facility on the Closing Date shall be (i) such representations and warranties made on the Closing Date by or with respect to the Acquired Business in the Closing Date Acquisition Agreement as are material to the interest of the Commitment Parties, but only to the extent that you or your affiliates have the right to terminate your and/or your affiliates’ obligations (or refuse to consummate the Closing Date Acquisition) under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition thereunder, in each case, as a result of a breach of such representations and warranties in the Closing Date Acquisition Agreement (determined without regard to whether any notice is required to be delivered under the Closing Date Acquisition Agreement) (to such extent, the “Closing Date Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Loan Documents shall be consistent with the Documentation Principles (as defined the Term Sheet) and shall be in a form such that they do not impair the availability of the Financing Facility on the Closing Date if the Limited Conditionality Provisions are satisfied or waived in writing (which may be via email) by us (it being understood that, to the extent the perfection of the security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided on the Closing Date (other than the perfection of security interests (i) in assets with respect to which a lien may be perfected by the filing of a UCC financing statement, (ii) in federally registered intellectual property with respect to which a lien may be perfected by the filing of an intellectual property security agreement with the United States Patent and Trademark Office (the “USPTO”) or the United States Copyright Office (the “USCO”) (provided that with respect to any such intellectual property described in this clause (ii), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent in proper form for filing with the USPTO or USCO and to irrevocably authorize, and to cause the applicable guarantor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO on the Closing Date), and (iii) the delivery of stock certificates with respect to certificated securities (and related stock powers) of the Borrowers and each material wholly-owned domestic restricted subsidiary required to be pledged to the extent possession of such certificates perfects a security interest therein; provided that, such stock certificates and related stock powers will be required to be delivered on the Closing Date only to the extent received from the Target after your use of commercially reasonable efforts to obtain such stock certificate on or prior to the Closing Date, and if any such stock certificates are not delivered on the Closing Date, then such stock certificates and accompanying stock powers will be required to be delivered as promptly as possible, but in any event within 30 days following the Closing Date (or such later date agreed to by Agent) after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding of the Financing Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Company and

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(c) the only conditions (express or implied) to the funding of the Term Loan under the Financing Facility on the Closing Date are those expressly set forth in the section entitled “Conditions Precedent” in the Term Sheet (as satisfied or waived). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties (as defined below) in the Loan Documents relating to legal existence of the Loan Parties; organizational power and authority of the Loan Parties to enter into, deliver and perform the Loan Documents; no conflict of the Loan Documents with the Loan Parties’ charter documents solely related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder; the due authorization of, execution by and delivery by the Loan Parties of the Loan Documents, in each case solely related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder; the enforceability of the Loan Documents against the Loan Parties solely related to the entering into and performance of the Loan Documents; solvency of the Parent (as defined below) and its subsidiaries (including the Acquired Business) on a consolidated basis on the Closing Date after giving effect to the Transactions (such representation to be consistent with the solvency certificate in the form set forth in Annex C attached to the Term Sheet); Federal Reserve margin regulations; the use of the proceeds of the Financing Facility not violating anti-terrorism and anti-money laundering laws (including the USA PATRIOT Act, as amended), sanctions laws (including OFAC) and anti-corruption and anti-bribery laws (including FCPA); the Investment Company Act; and, subject to the limitations set forth in the preceding sentence, the validity and perfection of security interests granted by the Company and the Target in the Collateral (subject to permitted liens as set forth in the Loan Documents). Notwithstanding anything to the contrary contained herein, to the extent that any of the Specified Representations are qualified or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” (as defined in the Closing Date Acquisition Agreement) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. Without limiting the Limited Conditionality Provisions, the Agent will use commercially reasonable efforts to cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Financing Facility in a manner consistent with the Closing Date Acquisition Agreement. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

By its written acceptance of this Commitment Letter, the Company agrees to reimburse the Commitment Parties, within five (5) business days of written demand, for all reasonable and documented or invoiced out-of-pocket costs, fees and expenses (the “ Expenses”) (including, without limitation, all reasonable and documented out -of -pocket fees and other client charges and expenses of counsel to the Commitment Parties (but limited, in the case of fees and other client charges and expenses of counsel to the Commitment Parties, to such fees and other client charges and expenses of (a) (i) one firm of lead counsel for all Commitment Parties, taken as a whole, (ii) one firm of lead counsel for the Agent, and (b) if reasonably necessary, (i) one local counsel in each relevant material jurisdiction for all Commitment Parties, taken as a whole, and (ii) one local counsel in each relevant material jurisdiction for the Agent), reasonable and documented out-of-pocket appraisal, administration, consulting and audit fees, and printing, reproduction, document delivery and other communication costs) incurred by the Commitment Parties in connection with the Financing Facility, including, without limitation, the conduct of business, legal, financial and collateral due diligence, the preparation, execution and delivery of

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this Commitment Letter, the Fee Letter and the preparation, execution and delivery of definitive legal documentation for, and the satisfaction of all conditions precedent to, the Financing Facility, regardless of whether any definitive legal documentation is executed or the Financing Facility is provided. You agree that, once paid, none of the Expenses shall be refundable under any circumstances, regardless of whether the Financing Facility or any portion thereof is consummated, and shall not be creditable against any other amount payable by you to the Commitment Parties in connection with the Financing Facility or otherwise.

In connection with its reimbursement obligations hereunder, the Company agrees to pay to White Oak an expense deposit of $100,000 (the “Expense Deposit”) upon its acceptance in writing of this Commitment Letter. The Expense Deposit will be applied toward the Expenses of the Commitment Parties. White Oak may request additional expense deposits if the amount of Expenses incurred or to be incurred by or on behalf of the Commitment Parties in connection with the Financing Facility exceeds or will exceed the amount of the Expense Deposit. The Expense Deposit will not be segregated and may be commingled with other funds and the Company will not be entitled to receive interest on the Expense Deposit. Any unused portion of the Expense Deposit will be returned to the Company on the Closing Date or within three (3) business days of any earlier date of the termination or expiration of this Commitment Letter.

By its written acceptance of this Commitment Letter, regardless of whether any definitive legal documentation is executed or the Financing Facility is provided, the Company hereby agrees to indemnify and hold harmless the Commitment Parties and their respective partners, shareholders, trustees, controlling persons, managers, managing directors, principals, affiliates, related funds members, directors, officers, employees, advisors, attorneys, consultants, agents and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses that arise out of, resulting from, or in connection with any dispute, claim, investigation, litigation or proceeding related to this Commitment Letter, the Fee Letter, the Financing Facility, the Closing Date Acquisition or any of the Transactions (or any use of the proceeds of the Financing Facility) (or actions or other proceedings commenced or threatened in respect thereof) (collectively and individually, “Claims or Proceedings”) and all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such Claims or Proceedings (including all reasonable and documented out-of-pocket fees and other client charges and expenses of counsel to the Indemnified Persons (but limited, in the case of such fees and other client charges and expenses of counsel to the Indemnified Persons, to such fees and other client charges and expenses of (a) one firm of lead counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict, one additional lead counsel for each group of similarly situated affected Indemnified Persons, taken as a whole), and (b) if reasonably necessary, one local counsel in each relevant material jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict, one additional local counsel in each relevant material jurisdiction for each group of similarly situated affected Indemnified Persons taken as a whole)) incurred in connection with investigating, preparing to defend or defending against, or participating in, or providing evidence in preparing to serve or serving as a witness with respect

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to, any such Claims or Proceedings; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Person, (b) such Indemnified Person’s breach of this Commitment Letter in respect of such Indemnified Person’s obligation to fund the Financing Facility on the Closing Date to the extent the conditions therefor as set forth in the Commitment Letter have been satisfied or waived in writing (which may be via email) by the Commitment Parties or (c) a dispute solely among Indemnified Persons other than (i) any claim against any Indemnified Person in its capacity or fulfilling its role as an agent, arranger, servicer or any other similar role under the Financing Facility or (ii) any claim arising out of any act or omission on the part of the Company or any of its affiliates. In the case of any Claims or Proceedings to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Claim or Proceeding is brought by you, your equity holders or creditors, the Acquired Business, your or its affiliates or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of this Commitment Letter, the Fee Letter, the Financing Facility or any of the Transactions is consummated. You shall not be liable for any settlement of any Claim or Proceeding (other than Claims or Proceedings resulting from your gross negligence, bad faith, willful misconduct or breach of this Commitment Letter or the Fee Letter) effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth herein. You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Claim or Proceeding in respect of which such Indemnified Person is, or could reasonably foreseeably be, a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (A) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Claim or Proceeding and (B) does not include a statement as to or an admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to the Indemnified Persons or is insufficient to hold the Indemnified Persons harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Persons as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company on the one hand and the Indemnified Persons on the other hand in the matters contemplated by this Commitment Letter and the Fee Letter as well as the relative fault of the Company and the Indemnified Persons with respect to such loss, claim, damage or liability and any other relevant equitable considerations. Without the consent of the applicable Indemnified Person, you shall not disclose the existence or terms of any such settlement unless required by applicable law or court order. You further agree that any press release, advertisement, public disclosure or filing by the Company or any of its affiliates related to any such settlement shall not contain White Oak’s, SPP’s or any of their respective affiliates’ names unless required by applicable law or court order.

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May 11, 2022

Notwithstanding any other provision of this Commitment Letter, (x) none of us, you, the Target or any affiliate of any of the foregoing, or any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing, shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) arising out of, related to or in connection with any aspect of this Commitment Letter, the Fee Letter, the Financing Facility or any of the Transactions, for special, indirect, consequential or punitive (including, without limitation, any loss of profits, business or anticipated savings)) damages which may be alleged in connection with any of the foregoing; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the previous paragraph to the extent such special, indirect, consequential or punitive damages are included in any Claim or Proceeding indemnifiable by you thereunder.

Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of any information made available to any Commitment Party or the Agent by you or any of your representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons except to the extent that such damages have been determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct.

The Company represents and warrants (as to the Acquired Business, to the Company’s knowledge) that (a) all written information and other written materials concerning the Company and/or its subsidiaries and the Acquired Business (other than financial estimates, forecasts, financial projections and other forward-looking information (collectively, “Projections”) and information of a general economic or industry specific nature, the “Information”), which has been, or is hereafter, made available by, or on behalf of, the Company or any of its affiliates and/or the Target or the Acquired Business and delivered by you or on your behalf to the Commitment Parties in connection with the transactions contemplated hereby is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to us by the Company or any of its affiliates in connection with the Transactions, when taken as a whole, have been and will be prepared in good faith on the basis of assumptions believed by the Company and its affiliates to be reasonable at the time furnished (it being understood that the Projections are as to future events and are not to be viewed as facts and such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and no assurances can be given that such projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). The Company agrees that, if at any time prior to the Closing Date, it becomes aware that any of the representations and warranties in this paragraph would be incorrect in any material respect if the Information were being furnished, and such representations were being made, at such time, then it shall (or, with respect to Information or Projections with respect to the Acquired Business it shall, subject to any applicable limitations under the Closing Date Acquisition Agreement), use its commercially reasonable efforts to update the Information as necessary to make the foregoing representations and warranties in this

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paragraph (to your knowledge with respect to the Acquired Business) to be complete and correct in all material respects as of the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations and warranties in this paragraph, any supplements thereto, or the accuracy of any such representations and warranties shall constitute a condition precedent to the availability of the commitments and obligations of the Commitment Parties hereunder or the funding of the Financing Facility on the Closing Date.

The Commitment Parties reserve the right to syndicate a portion of their commitments with respect to the Financing Facility to a group of banks, financial institutions and other institutional lenders (other than a Disqualified Institution) identified by White Oak in consultation with the Company and reasonably acceptable to the Company. Notwithstanding the foregoing, except as otherwise agreed by you in writing in your sole discretion, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligations to fund its committed portion of the Financing Facility on the Closing Date) in connection with or as a result of any syndication, assignment or participation of the Financing Facility, including its commitments in respect thereof, until after the Closing Date and the initial funding of the Financing Facility has occurred, (b) no assignment or novation by any Commitment Party shall become effective as between you and the Commitment Parties with respect to all or any portion of any Commitment Party’s commitments in respect of the Financing Facility until the funding of the Financing Facility in full on the Closing Date and (c) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Financing Facility and the provisions in the Commitment Letter with respect thereto, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. It is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of the Financing Facility. The Company agrees to use commercially reasonable efforts to assist in the preparation of customary marketing materials and presentations to be used in connection with the syndication of the Financing Facility. Such assistance from the Company shall include providing to White Oak promptly following request all information reasonably requested, including, without limitation, the projections and financial and other information, reports, memoranda and evaluations prepared by, or on behalf or at the direction of, the Company or any of its affiliates or your or their respective advisors. Without limiting your obligations as set forth in this paragraph, your compliance with this paragraph is not a condition to the commitments of the Commitment Parties to fund their respective committed portions of the Financing Facility on the Closing Date.

By executing this Commitment Letter, the Company, on behalf of itself and its affiliates and the directors, officers, employees, agents or representatives of each of the foregoing (collectively, the “Company Representatives”), agrees that from the date hereof until the Expiration Date (as defined below) and subject to your right to terminate this Commitment Letter pursuant to the terms hereof, the Company shall not (and shall cause the Company Representatives not to) (a) enter into, arrange, place, solicit, entertain or propose any other financing provider or other credit facilities or (b) issue any competing debt to consummate the Transactions or any similar transaction in which you or any of your affiliates acquire all or substantially all of the equity interests or assets of the Acquired Business; provided, that, the foregoing shall not prevent or be interpreted to prevent discussion and/or negotiation with any other person with respect to or in connection with the ABL Financing Facility and/or any investor in respect of the Equity Contribution.

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May 11, 2022

As consideration for the commitment of the Commitment Parties to provide the Financing Facility, you agree to pay, or cause to be paid, the fees set forth in the fee letter of even date herewith between you, White Oak and SPP providing for certain fees relating to the Financing Facility (the “Fee Letter”), if, when, and to the extent that the same become due and payable pursuant thereto. Once paid, such fees shall not be refundable under any circumstances.

You acknowledge that each Commitment Party (together with its affiliates, each a “Financial Institution”) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Institutions may have economic interests that conflict with those of you, the Acquired Business and your and their respective affiliates. In the ordinary course of these activities, each Financial Institution may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you, the Acquired Business and your and its affiliates, as well as of other entities and persons and their affiliates which may (a) be involved in transactions arising from or relating to this Commitment Letter, (b) be customers or competitors of you, the Acquired Business or your or their respective subsidiaries or affiliates or (c) have other relationships with you, the Acquired Business or your or their respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Institution or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Institutions may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or the Acquired Business or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

The Financial Institutions, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. None of the Financial Institutions and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Institutions of services for other companies or other persons and none of the Financial Institutions will furnish any such information to any of their other customers. You also acknowledge that the Financial Institutions have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or (except as expressly provided in the Loan Documents) agency relationship between you and the Financial Institutions is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Financial Institutions have advised or are advising you on other matters, (b) the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Institutions (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case, in connection with the transactions contemplated by this Commitment Letter), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Institutions have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Commitment Parties do not provide accounting, tax, investment, regulatory or legal advice.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except (a) as may be required (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to use commercially reasonable efforts to inform us promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), and (ii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over you or any of your affiliates (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (b) to your shareholders, co-investors, potential co-investors and each of their respective affiliates and subsidiaries and, in each case, to your and their respective directors, officers, employees, affiliates, agents and advisors, legal counsel, insurers and accountants, in each case, on a confidential and “need-to-know” basis and only in connection with the Transactions, (c) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (d) to the extent any of this Commitment Letter or the contents hereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter (in which case, limited to such portions which have become publicly available as contemplated in this clause (d)) and (e) with our prior written consent. In addition, this Commitment Letter (but not the Fee Letter or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the

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aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses to the extent customary or required in marketing materials and other disclosures or in any public filing relating to the Transactions (including, without limitation, to the extent required by the applicable rules of any national securities exchange and/or to the extent required by applicable federal securities laws, in connection with any Securities and Exchange Commission filings or any other required public filings) and (iii) to the extent portions thereof have been redacted in a customary manner) may be disclosed to (x) the providers of the ABL Financing Facility, the Target, the Acquired Business, their respective affiliates, and, in each case, their respective subsidiaries and their respective directors, officers, members, partners, agents, employees, advisors, legal counsel, insurers, accountants, controlling persons or equity holders, in each case, on a confidential and “need-to-know” basis and only in connection with the Transactions and (y) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or any other required public filings. It is understood and agreed that the restrictions in this paragraph shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the date that is two (2) years following the termination of this Commitment Letter in accordance with its terms if the Closing Date does not occur, and if the Closing Date does occur, this paragraph shall be superseded by the confidentiality provisions contained in the definitive Loan Documents.

Notwithstanding any prior agreement among any of the parties hereto, each Commitment Party and each of its affiliates or related funds (each, a “Recipient”) shall (a) not disclose the Confidential Information (as defined below) to any third-party except for disclosures to certain of its Representatives as may be permitted below, (b) limit the use by such Recipient and its Representatives of the Confidential Information solely for the evaluation of the Financing Facility, and shall not permit any other use of the Confidential Information, and (c) limit such person’s dissemination of the Confidential Information to only such Recipient’s subsidiaries, controlled affiliates, officers, directors and employees and, separately, each Recipient may disclose Confidential Information to its legal counsel, industry consultants, auditors, accountants and financial advisors (collectively, “Representatives”) whose responsibilities and/or duties justify a substantial need for access to such Confidential Information in order for Recipient to evaluate the Financing Facility; provided that prior to such dissemination, each such Representative is advised about such Recipient’s obligations arising under this Commitment Letter, is informed of this agreement and agrees with such Recipient to comply with the terms of this Commitment Letter that are applicable to Representatives. The foregoing obligations of the Commitment Parties and their respective Representatives shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the Closing Date, at which time any confidentiality undertaking in the Loan Documents shall supersede the provision of this paragraph.

The obligations arising under the foregoing paragraph shall not apply to any portion of the Confidential Information with respect to any Recipient which: (a) was known to such Recipient on a non-confidential basis prior to its receipt (directly or indirectly) from Company or Target as demonstrated by such Recipient’s written records; provided that the source of such information is not known to such Recipient or any of its Representatives to be bound by a confidentiality agreement with Company, Target, the Acquired Business or any of their respective

Balmoral Swan Parent, Inc.

May 11, 2022

Company Representatives, or is otherwise not known to such Recipient or any of its Representatives to be under an obligation to Company, Target, the Acquired Business or any of its Company Representatives not to disclose such information to such Recipient, (b) was published or generally available to and known by the public prior to its receipt, or thereafter becomes published or generally available to and known by the public through no fault of such Recipient or any of its Representatives and not as a result of a disclosure in breach of the confidentiality obligations in the foregoing paragraph, or (c) has been independently developed by an employee, consultant or agent of such Recipient without access or reference to (or use of) any Confidential Information. Notwithstanding the foregoing, each Recipient shall be permitted to disclose Confidential Information to the extent required by any law, regulation, or legal, regulatory, or judicial process or proceeding or by the rules of any recognized stock exchange (other than requirements triggered by the voluntary behavior of such Recipient), provided, however, that in such case, such Recipient shall be permitted to disclose only that portion of the Confidential Information necessary to legally comply with such compelled disclosure; and provided further, that such Recipient shall, to the extent legally permissible, provide prompt written notice to Company (which shall be prior to disclosing any Confidential Information if legally permissible), and such Recipient shall reasonably cooperate with any attempt by Company or Target (at Company’s or Target’s sole cost and expense) to protect against any such disclosure, including the obtaining of a protective order or the confidential treatment of such Confidential Information.

“Confidential Information” shall mean information (whether written, oral or electronic form) disclosed by the Company, the Target, the Acquired Business, any of their respective affiliates or subsidiaries, and in each case, any of their respective officers, directors, members, partners, agents, employees, legal counsel, industry consultants, accountants, financial advisors, controlling person or equity holders (collectively, the “Company Representatives”) in connection with this Commitment Letter or the transactions contemplated hereby. For purposes of this Commitment Letter, Confidential Information shall include (a) all notes, analyses, compilations, studies or other documents prepared by the Recipient and/or any of its Representatives that contain or reflect or are based upon, in whole or in part, the information (whether in written, oral or electronic form) furnished to such Recipient and/or any of its Representatives pursuant to this Commitment Letter or in connection with the transactions contemplated hereby, and (b) all information about the Closing Date Acquisition and the Financing Facility, including (i) any terms and conditions (including price) relating to the Closing Date Acquisition, (ii) the fact that any Confidential Information was or is being exchanged between Company and any Recipient, and/or (iii) the fact that any discussions are taking or have taken place with respect to the Closing Date Acquisition or Financing Facility or the status thereof.

The Company agrees that it will obtain the consent of White Oak (not to be unreasonably withheld, conditioned or delayed) prior to any press release, advertisement, public disclosure or filing by the Company or any of its affiliates related to the Financing Facility or that contain White Oak or any of its affiliates’ name.

Balmoral Swan Parent, Inc.

May 11, 2022

White Oak hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it and each Commitment Party is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow White Oak and such Commitment Party to identify each Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for White Oak and each Commitment Party.

This Commitment Letter and the commitments of the Commitment Parties hereunder shall not be assignable by us (other than (a) any assignment by us to our affiliates or related funds or (b) any assignment by us in connection with any syndication by us of a portion of our commitments with respect to the Financing Facility in accordance with the terms of this Commitment Letter) without your prior written consent, and any purported assignment by us without such prior written consent shall be null and void. This Commitment Letter and the commitments of the Commitment Parties shall not be assignable by you without our prior written consent, and any purported assignment by you without such prior written consent shall be null and void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.

The offer made by the Commitment Parties herein shall remain in effect until 11:59 p.m. (New York City time) on May 11, 2022, at which time it will expire unless prior thereto White Oak has received (a) a copy of this Commitment Letter and the Fee Letter signed by the Company and (b) the Expense Deposit in immediately available funds. Each Commitment Party’s commitment to provide the Financing Facility shall expire upon the earliest of (i) the date and time referred to in the previous sentence unless White Oak has received (A) a copy of this Commitment Letter and the Fee Letter signed by the Company and (B) the Expense Deposit in immediately available funds, in each case, as provided therein, (ii) 11:59 p.m. (New York City time) on the date that is five business days after the Outside Date (as defined in the Closing Date Acquisition Agreement), as such Outside Date may be extended from time to time in accordance with the terms of the Closing Date Acquisition Agreement, (iii) the execution and delivery of the definitive legal documentation for the Financing Facility and the consummation of the Financing Facility, (iv) the closing of the Closing Date Acquisition without the consummation of the Financing Facility (unless the Commitment Parties have failed to fund all or any portion of the Financing Facility in breach of its obligations hereunder), (v) the date the Closing Date Acquisition Agreement is terminated in accordance with its terms prior to the consummation of the Acquisition, and (vi) the date that is 120 days following the date on which this Commitment Letter is executed by the Company (such earliest time, the “Expiration Date”).

The confidentiality, indemnification, expense reimbursement, no fiduciary relationship, governing law, jury trial waiver and forum provisions in this Commitment Letter shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided, that, your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter

Balmoral Swan Parent, Inc.

May 11, 2022

and the contents thereof) shall automatically terminate and be superseded and deemed replaced by the provisions of the Loan Documents governing such matters upon the initial funding thereunder and the payment of all amounts owing at such time hereunder. You may terminate this Commitment Letter and all of the commitments hereunder at any time upon one (1) business day written notice (which may be by email); provided that your confidentiality obligations under the Fee Letter and the obligations referenced in the first sentence of this paragraph shall remain in full force and effect pursuant to the terms thereof and hereof, as applicable.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement by the parties hereto to negotiate in good faith on a timely basis the Loan Documents in a manner consistent with this Commitment Letter (it being acknowledged and agreed that the funding of the Financing Facility is subject solely to the satisfaction or waiver of the Limited Conditionality Provisions, including the execution and delivery of the Loan Documents by the Company and the Target, and subject to the Certain Funds Provisions, by the other Guarantors (if any) as provided in this Commitment Letter), and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter therein, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Balmoral Swan Parent, Inc.

May 11, 2022

This Commitment Letter, together with the Fee Letter, supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties and their affiliates with respect to the subject matter hereof. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, that, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Closing Date Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) has occurred), (b) the determination of the accuracy of any Closing Date Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition and (c) the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the governing laws of the Closing Date Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto and, with respect to the indemnification provisions, each Indemnified Person. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter or any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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Should the terms and conditions contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Commitment Letter and the Fee Letter to White Oak and paying the Expense Deposit as described above.

Very truly yours,

WHITE OAK GLOBAL ADVISORS,
LLC

By:	/s/ Darius Mozaffarian
Name:	Darius Mozaffarian
Title:	President

[Commitment Letter]

SPP CREDIT ADVISORS LLC

By: SPP Principal Investors II LLC, its manager

By:	/s/ Charles T. Kumble
Name: Charles T. Kumble
Title: Treasurer

[Commitment Letter]

Agreed and accepted on this
11th day of May 2022:

BALMORAL SWAN PARENT, INC.

By:	/s/ Robin Nourmand
Name: Robin Nourmand
Title: Authorized Person

[Commitment Letter]

ANNEX A

TRANSACTION DESCRIPTION1

The Company will enter into an Agreement and Plan of Merger, dated as of the date hereof (including the schedules, exhibits and disclosure letters thereto, and as amended, modified or otherwise supplemented to the extent permitted under clause (a) of the section entitled “Conditions Precedent” in the Term Sheet, the “Closing Date Acquisition Agreement”; together with all other documents executed by the Loan Parties or any of their affiliates in connection with the Closing Date Acquisition, in each case, dated as of the date hereof and as amended, modified or otherwise supplemented (collectively, the “Closing Date Acquisition Documents”)) with Trecora Resources, a Delaware corporation (the “Target” and, together with its subsidiaries, collectively, the “Acquired Business”), pursuant to which, among other things, the Company will acquire all of the common stock of the Target (the “Closing Date Acquisition”).

In connection with the Closing Date Acquisition:

1. The Loan Parties shall have received from Balmoral Funds and its controlled investment affiliates (the “Sponsor”) and other co-investors a cash equity investment (a portion of which may be related to bridge preferred equity or subordinated indebtedness (but in an amount not in excess of $15,000,000 and, in each case, on terms and conditions satisfactory to the Agent and the Lenders, including a subordination agreement in form and substance satisfactory to the Agent and the Lenders); such bridge preferred equity or subordinated indebtedness, the “Specified Subordinated Debt”) in an amount that represents not less than 40.0% of the total consideration (including, without limitation, all fees, commissions and expenses incurred or to be incurred in connection with the Transactions) for the Closing Date Acquisition on terms and conditions satisfactory to the Agent and the Lenders (the “Equity Contribution”); provided, that the cash equity investment (a portion of which may be related to bridge preferred equity) from the Sponsor shall represent not less than 27.5% of the total consideration (including, without limitation, all fees, commissions and expenses incurred or to be incurred in connection with the Transactions) for the Closing Date Acquisition and after giving effect to the Transactions, Sponsor shall, directly or indirectly, own and control not less than 50.1% of the equity interests of Company.

2. The Borrowers will obtain an asset based revolving credit facility, providing for a commitment in an amount not to exceed $35,793,000, on terms and conditions reasonably satisfactory to the Commitment Parties (the “ABL Financing Facility”), subject to a split collateral intercreditor agreement in form and substance reasonably satisfactory to the Commitment Parties (the “ABL Intercreditor Agreement”).

3. The Borrowers will obtain a senior secured term loan facility of up to $130,000,000 (the “Financing Facility”) as described in the “Summary of Proposed Terms and Conditions for the Financing Facility” attached hereto as Annex B (the “Term Sheet”).

[1]

Capitalized terms used but not defined in this Annex A shall have the respective meanings set forth elsewhere in the Commitment Letter (including the other Annexes thereto) to which this Annex A is attached.

Annex A

4. The proceeds of the Financing Facility shall be used to (a) finance a portion of the cash consideration payable by the Loan Parties under the Closing Date Acquisition Agreement in connection with the Closing Date Acquisition, (b) refinance existing indebtedness of the Loan Parties and their subsidiaries (the “Refinancing”), (c) provide liquidity for general working capital purposes of the Loan Parties and their subsidiaries and (d) finance the fees, costs and expenses relating to the Financing Facility, the Closing Date Acquisition, the ABL Financing Facility and the transactions contemplated hereby and thereby. The proceeds of the Equity Contribution, together with the loans under the Financing Facility and the ABL Financing Facility, shall be sufficient to consummate the Closing Date Acquisition and pay all related fees, commissions and expenses payable on the Closing Date.

Immediately following the Transactions, neither the Company nor any of its subsidiaries will have any material third party indebtedness for borrowed money (including guarantees thereof) other than (a) the Financing Facility and the ABL Financing Facility and (b) other indebtedness permitted to remain outstanding under the Closing Date Acquisition Agreement and in amount and type permitted under the Loan Documents.

As used herein, the term “Transactions” means the Closing Date Acquisition, the repayment of certain indebtedness of the Acquired Business, the making of the Equity Contribution, the entering into of the Financing Facility, the ABL Financing Facility and the borrowings thereunder on the Closing Date, and the payment of fees, commissions and expenses in connection with each of the foregoing.

Annex A

ANNEX B

Summary of Proposed Terms and Conditions for the Financing Facility

May 11, 2022

This summary does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in the Loan Documents (excluding the closing conditions for the borrowing on the Closing Date which are inclusive and complete as set forth herein under the section entitled “Conditions Precedent”).

BORROWERS:	The Company, Balmoral Swan MergerSub, Inc. (“Merger Sub”), and immediately following the consummation of the Closing Date Acquisition, the Target and each of its wholly-owned domestic subsidiaries (collectively, together with the Initial Borrower (as defined below), the “Borrowers”); provided that, the initial Borrower shall be Balmoral Swan Holdings, LLC (the “Initial Borrower”), and the Initial Borrower shall then loan such proceeds to the Company, and the Company shall then make an equity contribution of such proceeds to Merger Sub, in connection with the Closing Date Acquisition.

GUARANTORS:	Subject to the Certain Funds Provisions, a newly formed domestic holding company that owns and controls 100% of Initial Borrower (“Parent”) and, immediately following the consummation of the Closing Date Acquisition, the Target and all wholly-owned domestic subsidiaries of the Target that are not Borrowers (collectively, the “Guarantors”) (together with the Borrowers, each a “Loan Party” and, collectively, the “Loan Parties”). Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Agent reasonably determines, in consultation with the Borrowers that (i) materially adverse tax consequences would result from such guarantee or (ii) the cost, burden, difficulty or consequence of providing such guarantee is excessive in relation to the value afforded thereby. “Guarantors” shall, in any event, include any party that guarantees the ABL Financing Facility.

AGENT:	White Oak (“White Oak”) or another Lender to be mutually agreed upon by the Lenders and the Borrowers (in such capacity, the “Agent”).

LENDERS:	White Oak and/or affiliates or related funds thereof, SPP and/or affiliates or related funds thereof, and such other lenders (other than Disqualified Institutions) as may be designated by White Oak (on or prior to the Closing Date, with the consent (or consultation rights) of the Company to the extent required by the terms of the Commitment Letter and, on or after the Closing Date, in accordance with the provisions under the heading “Assignments, Participations” below) (each a “Lender” and, collectively, the “Lenders”).

Annex B

FINANCING FACILITY:

A financing facility consisting of a term loan facility in an amount of $130,000,000 (the “Financing Facility”).

Subject solely to the satisfaction or waiver of the conditions precedent set forth in the section entitled “Conditions Precedent” in this Term Sheet, the Lenders shall provide a term loan under the Financing Facility in an aggregate principal amount of $130,000,000 (such loan, the “Term Loan”), which shall be available on the Closing Date.

Amounts borrowed under the Financing Facility that are repaid or prepaid may not be re-borrowed.

MATURITY/ AMORTIZATION:	The Financing Facility shall mature on the date that is the earlier of (a) is 5 years from the Closing Date and (b) the maturity date of the ABL Financing Facility (such earlier date, the “Maturity Date”). The Term Loan and all other obligations outstanding under the Financing Facility shall be payable in full on the Maturity Date.

The Term Loan shall amortize, on a quarterly basis, commencing with the third full fiscal quarter following the Closing Date, by an amount equal to the percentage of the original principal amount thereof set forth below opposite the applicable period set forth below; provided, that the final installment of the Term Loan shall be equal to the aggregate principal amount of the Term Loan then outstanding.

Period	Quarterly Percentage
Third full fiscal quarter following Closing Date –eighth full fiscal quarter following Closing Date	0.625%
Ninth full fiscal quarter following Closing Date and thereafter	1.250%

USE OF PROCEEDS:	The proceeds of the Financing Facility shall be used to (a) finance a portion of the cash consideration payable by the Loan Parties in connection with the Closing Date Acquisition, (b) refinance existing indebtedness of the Loan Parties and their subsidiaries, (c) provide liquidity for general working capital purposes of the Loan Parties and their subsidiaries and (d) finance the fees, costs and expenses relating to the Financing Facility, the Closing Date Acquisition, the ABL Financing Facility and the transactions contemplated hereby and thereby.

Annex B

OPTIONAL PREPAYMENTS:	The Borrowers may prepay the Term Loan in whole at any time or in part from time to time. All optional prepayments of the Term Loan (other than exceptions to be mutually agreed) shall be subject to the Applicable Premium to the extent provided below and customary breakage costs. All optional prepayments of the Term Loan shall be applied to the Term Loan as directed by the Borrowers.

MANDATORY PREPAYMENTS:	Mandatory prepayments of the Term Loan shall be required from:

(a)   excess cash flow (to be defined in the Loan Documents as mutually agreed) in a percentage of 50% (with step-downs to 25% if Total Net Leverage Ratio is less than 3.5x and greater than or equal to 2.50 to 1.00, and 0% if the Total Net Leverage Ratio is less than 2.50 to 1.00), to be applied annually no later than 120 days after fiscal year end within five business days after the delivery of audited financial statements for such fiscal year (commencing with the fiscal year ending December 31, 2022 (but for such first year, only for the period beginning with the first day of the first month following the Closing Date)); provided that, the required amount of the mandatory prepayment with respect to excess cash flow for any fiscal year shall be reduced dollar-for-dollar by the amount of optional prepayments made in respect of the Term Loan and the ABL Financing Facility (subject to a corresponding permanent reduction in commitments with respect to revolving facilities) during such fiscal year; provided further that, any resulting excess cash flow payment for any fiscal year that is less than $500,000 shall not be required;

(b) 100% of the net cash proceeds of issuances of debt (except proceeds of indebtedness permitted under the Loan Documents), with exceptions to be mutually agreed in the Loan Documents;

(c)   100% of the net cash proceeds of non-ordinary course asset sales and other non-ordinary course dispositions of property (including sales of equity of any Loan Party or any subsidiary of any Loan Party, but with exceptions to be mutually agreed in the Loan Documents, including with respect to (i) proceeds of any ABL Priority Collateral to the extent required under the ABL Financing Facility to prepay the obligations under the ABL Financing Facility and are actually applied to prepay such obligations and (ii) issuances of equity interests of Parent (other than in connection with an equity cure), subject to customary reinvestment rights to be agreed upon by the Borrowers and Lenders in the Loan Documents;

Annex B

(d)   100% of any insurance proceeds (with respect to proceeds of business interruption insurance and/or key man life insurance, limited to amounts in excess of amounts to be mutually agreed) or condemnation awards received by any Loan Party or any subsidiary of any Loan Party in connection with any casualty or condemnation event, with exceptions to be mutually agreed including with respect to proceeds of any ABL Priority Collateral to the extent required under the ABL Financing Facility to prepay the obligations under the ABL Financing Facility and are actually applied to prepay such obligations, and subject to customary reinvestment rights to be agreed upon by the Borrowers and Lenders in the Loan Documents;

(e) 100% of extraordinary receipts (the definition to be agreed upon in the Loan Documents), with exceptions to be mutually agreed, including, without limitation, contributions of equity; and

(f) prepayments of the proceeds of equity cures in an amount to be mutually agreed.

“Total Net Leverage Ratio” shall be defined as the ratio of (a) indebtedness (excluding operating leases and Specified Subordinated Debt, if any), minus (iii) cash that is (x) unrestricted, (y) capped at $5,000,000 and (z) on deposit at a financial institution located in the United States to (b) (1) in respect of any determination on the Closing Date, the latest trailing twelve-month EBITDA of the Target and its subsidiaries as reflected in the most recently provided quality of earnings report prepared by CohnReznick, and (2) in respect of any determination date following the Closing Date, “Consolidated EBITDA” (including all definitions related to the same) to be mutually agreed and consistent with Documentation Principles.

All mandatory prepayments of the Term Loan shall be applied to the Term Loan against the next eight scheduled principal payments under the Term Loan in direct order of maturity and then pro rata to the remaining scheduled principal payments thereof (including the final installment of principal thereof due on the Maturity Date).

PREPAYMENT PREMIUM:	Upon (a) any voluntary or mandatory payment of the Term Loan for any reason (other than (for the avoidance of doubt) (i) scheduled quarterly amortization payments, (ii) mandatory prepayments described in clauses (a) and (d) in the section entitled “Mandatory Prepayments” above and (iii) other exceptions to be mutually agreed), (b) the acceleration of the obligations under the Loan Documents, including as a result of the commencement of an insolvency

Annex B

proceeding, or (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the obligations owed to the Agent and the Lenders in any insolvency proceeding, foreclosure or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding to the Agent, for the account of the Lenders in full or partial satisfaction of the obligations, or (d) the termination of the Loan Documents for any reason (subject to exceptions to be mutually agreed), the Borrowers shall pay an applicable premium in an amount equal to (i) during the period from the Closing Date up to one day prior to the first anniversary of the Closing Date, 2.00% of the principal amount of the Term Loan subject to such payment, acceleration or other event, and (ii) during the period on and after the first anniversary of the Closing Date and up to and one day prior to the second anniversary of the Closing Date, 1.00% of the principal amount of the Term Loan subject to such payment, acceleration or other event (any premium payable pursuant to this paragraph, the “Applicable Premium”). No Applicable Premium shall be payable in connection with any such payment, acceleration or other event with respect to the Term Loan occurring on or after the second anniversary of the Closing Date.

CLOSING DATE:	The date of the funding of the Financing Facility on the date of the consummation of the Acquisition on the terms and the conditions set forth in the Commitment Letter (the “Closing Date”).

COLLATERAL:	Subject to the limitations set forth below in this section and the Certain Funds Provision, a perfected lien on and security interest in, but excluding Excluded Assets (to be defined as mutually agreed) and subject to certain exceptions, thresholds and exclusions to be agreed, (a) all of the now owned and hereafter acquired assets and property of each Loan Party, including, without limitation, all cash, marketable securities, material real property (to be defined as mutually agreed) (excluding leasehold interests other than any easements or leasehold interests related to any pipeline owned or used by Parent or any of its subsidiaries or any property related thereto)), fixtures, accounts, inventory, machinery and equipment, general intangibles (including copyrights, trademarks, patents and other intellectual property), payment intangibles, chattel paper, instruments, investment property, commercial tort claims and all other assets and property of each Loan Party, real or personal, tangible or intangible, and all proceeds thereof and (b) 100% of the capital stock or other equity interests of each Loan Party (other than equity issued by Parent) and each subsidiary of each Loan Party (the “Collateral”). For the avoidance of doubt, no portion of any pipeline owned or used by the Parent or any of its subsidiaries shall constitute an Excluded Asset; provided that no Loan Party shall be required to grant a mortgage over leasehold interests in, or easements or rights of way related to, such pipeline.

Annex B

Such lien on and security interest in the Collateral shall be a first priority lien on and security interest in the “Term Priority Collateral” and a second priority lien on and security interest in the “ABL Priority Collateral”, in each case, as such terms shall be defined in the ABL Intercreditor Agreement, in each case, subject to permitted liens (to be agreed).

Subject to the Certain Funds Provision, customary deposit account control agreements and securities account control agreements shall be required with respect to the deposit accounts and securities accounts of the Loan Parties (with exceptions for excluded accounts to be mutually agreed).

INTEREST:	Amounts outstanding under the Financing Facility shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

“Applicable Margin” shall mean 6.00% per annum.

“Base Rate” shall mean the greater of (i) 1.00%, and (ii) the sum of (A) the forward-looking term rate for SOFR for a period of three months (as published by the CME Group Benchmark Administration Limited, any successor thereto, or any substitute service providing comparable rate quotations reasonably acceptable to Agent, in each case, appearing two (2) business days prior to the beginning of the applicable interest period) and reset on the first business day of fiscal quarter, plus (B) a spread adjustment of 26.161 basis points.

Calculations in respect of interest shall be made on the basis of actual number of days elapsed in a 365/366 day year. If any event of default shall occur and be continuing, at the election of the Agent or the Required Lenders (to be defined in the Loan Documents) (which election (i) shall not be required (but imposition of the default rate shall be automatic in the case of any payment event of default or bankruptcy or insolvency event of default) and (ii) may provide for imposition of the default rate retroactively to the date of such event of default), interest shall accrue on all obligations at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable in cash monthly in arrears on the last business day of each month, provided that interest that accrues at the default rate shall be payable on demand. Base Rate pricing will be adjusted for any statutory reserves.
FEES:	The Borrowers shall pay the fees set forth in the Fee Letter.

Annex B

INCREMENTAL TERM LOANS:	Subject to Limited Condition Acquisition Provisions, the Loan Documents shall permit the Borrowers to add one or more incremental term loan facilities to the Financing Facility or to increase any existing term loan facility (each, an “Incremental Term Loan Facility” and the term loans thereunder, “Incremental Term Loans”) in an aggregate principal amount such that, after giving pro forma effect to the incurrence of such amount and after giving pro forma effect to any Acquisition consummated in connection therewith, the Total Net Leverage Ratio of the Parent and its subsidiaries shall not exceed the lower of (a) 3.25 to 1.00 and (b) a Total Net Leverage Ratio level that is 0.25 inside the Total Net Leverage Ratio level then in effect under the Loan Documents, subject to the following conditions (but subject to Limited Condition Acquisition Provisions):

(a)   The Borrowers shall offer any proposed Incremental Term Loan Facility first to the existing Lenders, who shall be entitled to participate in such Incremental Term Loan Facility pro rata in accordance with their holdings of the then existing Financing Facility; provided, that no existing Lender will be required to participate in any such Incremental Term Loan Facility.

(b) No event of default shall exist either immediately before or after giving effect thereto.

(c)   The representations and warranties under the Loan Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) both immediately before and after giving effect thereto.

(d)   The final maturity date and the weighted average maturity of any such Incremental Term Loan Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity (without giving effect to prepayments of the Financing Facility), as applicable, of the then existing Financing Facility.

(e)   The pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrowers and the lenders thereunder; provided that, if the applicable interest rate relating to any such Incremental Term Loan Facility exceeds the applicable interest rate relating to the then existing Financing Facility by more than 0.50% (the “MFN Margin”) the applicable interest rate relating to the then existing Financing Facility shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Loan Facility minus the MFN Margin at such time.

Annex B

(f)   The terms of any Incremental Term Loan Facility shall be no more restrictive than the terms applicable to the then existing Financing Facility (except to the extent permitted by clause (d) or (e) above), except for covenants or other provisions applicable only to the periods after the latest maturity date of the then existing Financing Facility).

(g)   There shall be no borrower or guarantor in respect of any such Incremental Term Loan Facility that is not a Borrower or a Guarantor and, if secured, such Incremental Term Loan Facility shall not be secured by any assets that do not constitute Collateral.

(h) The proceeds of such Incremental Term Loan Facility shall be used to consummate a Permitted Acquisition and other investments not prohibited thereunder.

(i) The Loan Parties shall have received from the Sponsor a cash equity investment in an amount that represents not less than 35% of the purchase price (including, without limitation, all fees, commissions and expenses incurred or to be incurred in connection therewith (but excluding roll over equity)) for such Permitted Acquisition on terms and conditions reasonably satisfactory to the Agent.

LIMITED CONDITION ACQUISITIONS:	The Loan Documents shall contain customary “Limited Condition Acquisition” provisions. Such provisions are referred to as the “Limited Condition Acquisition Provisions”.

CONDITIONS PRECEDENT:	Subject to the Certain Funds Provision, the funding of the Term Loan under the Financing Facility on the Closing Date will be subject solely to the satisfaction (or waiver) of the following conditions precedent:

(a)   The Closing Date Acquisition shall have been consummated in all material respects in accordance with the Closing Date Acquisition Agreement (including, for the avoidance of doubt, satisfaction of the Minimum Condition (as defined in the Closing Date Acquisition Agreement as in effect on the date hereof)), after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph, it being understood and agreed that the Closing Date Acquisition Agreement dated as of May 11, 2022 is acceptable to the Commitment Parties. The Closing Date Acquisition

Annex B

Agreement shall not have been altered, amended or otherwise modified, or any provision thereof waived or consented to, in any manner that would be materially adverse to the Commitment Parties without the prior written consent of the Commitment Parties (it being understood and agreed that (i) any purchase price adjustment expressly contemplated by the Closing Date Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an alteration, amendment, modification, waiver or consent of the Closing Date Acquisition Agreement, (ii) any substantive change to the definition of “Company Material Adverse Effect” contained in the Closing Date Acquisition Agreement shall be deemed materially adverse to the Commitment Parties, (iii) the granting of any consent under the Closing Date Acquisition Agreement that is not materially adverse to the interest of the Commitment Parties will not otherwise constitute an alteration, amendment, modification or waiver, (iv) any increase to the purchase price of the Closing Date Acquisition will be deemed not to be materially adverse to the Commitment Parties to the extent funded with the proceeds of common or preferred equity on terms and conditions reasonably satisfactory to Agent and the Lenders, and (v) any reduction in the purchase price payable under the Closing Date Acquisition Agreement that is greater than 10% of the purchase price payable thereunder shall be deemed materially adverse to the Commitment Parties, provided that a reduction in the purchase price payable under the Closing Date Acquisition Agreement that is less than or equal to 10% of the purchase price payable thereunder shall only be deemed to be materially adverse to the interests of the Commitment Parties if such reduction is not applied (x) first, to reduce the Equity Contribution by an amount such that the Equity Contribution shall be no less than 40.0% and (y) second to reduce the Equity Contribution and the Term Loan on a ratable basis.

(b)   The Loan Parties shall have received the Equity Contribution and the Refinancing shall have been consummated or, substantially concurrently with the funding of the Term Loan, shall be consummated and the Company shall have no outstanding indebtedness other than that permitted to remain outstanding under the Closing Date Acquisition Agreement or otherwise agreed to in writing by the Commitment Parties, and Agent shall have received customary payoff letters and other release documents, in each case duly executed and delivered by the holders of indebtedness subject to the Refinancing.

Annex B

(c)   The execution and delivery (a) by (subject to the Certain Funds Provision) Parent, the Borrowers and the other Guarantors of the definitive documentation for the Financing Facility (the “Loan Documents”) which shall be (i) consistent with the Term Sheet, containing those representations and warranties, affirmative covenants, negative covenants and events of default set forth herein and be generally based on the Financing Agreement dated as of March 7, 2022 by and among Balmoral Refractories Holdings, Inc. and its subsidiaries, and the other parties thereto, with revisions to reflect any differences in financial condition, performance or forecasts and be consistent with loan documentation terms customary and usual for facilities and transactions of this type, (ii) reflect the operational and strategic requirements of Parent and its subsidiaries, after giving effect to the Transactions, in light of their size, geographic locations, industries, businesses and business practices, operations, financial accounting, matters disclosed in the Closing Date Acquisition Agreement and their proposed business plans, (iii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iv) take into account current market conditions as reasonably and mutually agreed (including, without limitation, the replacement of SOFR), (v) include reasonable modifications to reflect changes in law and administrative and operational requirements of the Commitment Parties and the Agent, and (vi) be negotiated in good faith to provide the Financing Facility, giving effect to, and subject in all respects to, the Certain Funds Provision, as promptly as reasonably practicable (the documentation principles set forth in clauses (i) through (vi) above, the “Documentation Principles”), (b) subject to the Certain Funds Provision, of customary legal opinions, customary borrowing notices and disbursement letters, customary evidence of insurance (it being understood and agreed that delivery of insurance certificates naming the Agent as additional insured and lender loss payee may be delivered following the Closing Date within time period to be mutually agreed) customary evidence of authorization, customary officer’s certificates, a solvency certificate in the form of Annex C, and a customary intercompany subordination agreement which shall, in each case, be consistent with the Commitment Letter and the Term Sheet and (c) subject to the Certain Funds Provision, of all documents and instruments required to create and perfect the Agent’s security interests in the Collateral shall have been executed and delivered by (subject to the Certain Funds Provision) Parent, the Borrowers and the other Guarantors and, if applicable, be in proper form for filing, which shall, in each case, be consistent with the Commitment Letter and the Term Sheet. The Loan Documents shall be subject in all respects to the Certain Funds Provision.

Annex B

(d)   The Borrowers shall have entered into the ABL Financing Facility provided by an asset based lender acceptable to the Agent and the Lenders (it being understood that Bank of America, N.A. is acceptable to the Agent and the Lenders) (the “ABL Lender”), which ABL Financing Facility shall be (i) secured by a first priority lien on the ABL Priority Collateral and a second priority lien on the Term Priority Collateral, in each case, subject to the Certain Funds Provisions and subject to permitted liens to be agreed and (ii) subject to the ABL Intercreditor Agreement, and the definitive documentation governing the ABL Financing Facility shall have been delivered to the Agent.

(e) The ABL Intercreditor Agreement shall have been executed and delivered by all parties thereto and be in full force and effect.

(f)   The Closing Date Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all respects (to the extent materiality qualifiers are contained therein) and true and correct in all material respects (to the extent no materiality qualifiers are contained therein), in each case on the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects (to the extent materiality qualifiers are contained therein) and true and correct in all material respects (to the extent no materiality qualifiers are contained therein) at such earlier date.

(g) Since the date of the Closing Date Purchase Agreement, there shall have not occurred a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement).

(h)   The Agent and the Lenders shall have received the following: (a) audited financial statements for the Acquired Business for the period ended December 31, 2021; (b) the quality of earnings report prepared by CohnReznick for the financial period ending March 31, 2022; (c) commencing with the month ending April 30, 2022, company prepared monthly financial statements for the Acquired Business (in form and

Annex B

substance consistent with those monthly financial statements previously provided to the Company and its affiliates) for each monthly period completed prior to 30 days before the Closing Date; and (d) pro forma financial projections with respect to the Loan Parties and their subsidiaries, including monthly balance sheet, profit and loss and cash flow figures, for the period from May 1, 2022 through and including December 31, 2026. The Commitment Parties hereby acknowledge receipt of the financial statements and projections referred to in clauses (a), (b) and (d) of this paragraph (h).

(i) All fees required to be paid on the Closing Date pursuant to the Fee Letter and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the terms of the Commitment Letter to the extent invoiced at least two (2) days prior to the Closing Date, shall, upon the funding of the Financing Facility, have been paid (which amounts may be offset against the proceeds of the Financing Facility).

(j) The Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors hereunder required by regulatory authorities under applicable “know-you-customer” and anti-money laundering rules and regulations, including, the PATRIOT Act, to the extent requested as least 10 business days prior to the Closing Date, including, for the avoidance of doubt, a duly executed W-9 (or other applicable IRS tax form) of each Borrower and a beneficial ownership certification in relation to each Borrower for each Lender that so requests.

(k)   The Borrowers shall have minimum liquidity (to be defined as borrowing availability under the ABL Financing Facility as of the Closing Date and unrestricted cash and cash equivalents of the Loan Parties maintained in deposit accounts of the Loan Parties at financial institutions located in the United States) of not less than $8,000,000 after giving effect to the Transactions and the making of all advances on the Closing Date.

REPRESENTATIONS AND WARRANTIES:	Subject to the Certain Funds Provision, usual and customary representations and warranties for transactions of this nature and size, subject to materiality thresholds, baskets and other qualifications and exceptions to be agreed, but limited to the following: organization and good standing, authority to enter into and perform Loan Documents, no conflicts, governmental approvals, enforceability of

Annex B

transaction documents, capitalization as of the Closing Date, litigation, financial statements, projections, no Material Adverse Effect, compliance with laws, non-violation of other agreements that would reasonably be expected to have a Material Adverse Effect, ERISA, taxes, Regulations T, U and X, nature of business, adverse agreements, permits, properties, employee and labor matters, environmental matters, insurance, use of proceeds, solvency as of the Closing Date, intellectual property, material contracts, investment company act, customers and suppliers, consummation of the Closing Date Acquisition, senior indebtedness (subject to permitted liens to be agreed), sanctions, anti-corruption, anti-terrorism and anti-money laundering laws, anti-bribery and anti-corruption laws, full disclosure, transactions with affiliates, data privacy and security, and beneficial ownership as of the Closing Date.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, financial condition or operations of the Loan Parties and their restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Agent under the Loan Documents, (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any material provision of any of the Loan Documents, or (d) a material adverse effect on the legality, validity or enforceability of any Loan Document against the Loan Parties, or (e) a material adverse effect on the validity, perfection or priority of a lien in favor of the Agent for the benefit of the Agent and the Lenders on a material portion of the Collateral.

AFFIRMATIVE COVENANTS:	Usual and customary affirmative covenants for transactions of this nature and size, but limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed): financial and other reporting requirements (including, without limitation, with respect to the Closing Date Acquisition and the items listed under the heading “Financial Reporting”), notice of certain material events, additional borrowers, guarantors and collateral security, further assurances, compliance with laws, payment of taxes, preservation of existence, keeping of records and books of account, inspection rights, maintenance of properties, maintenance of insurance, obtaining of permits, environmental compliance, no changes to fiscal year, landlord waivers and collateral access agreements, after acquired real property, anti-bribery and anti-corruption laws, anti-money laundering laws and sanctions, lender meetings and credit enhancements (i.e. providing additional guaranties, letters of credit or other credit enhancements to the extent provided to ABL Lenders).

Annex B

FINANCIAL REPORTING:	Financial reporting shall be limited to the following (to be delivered at times and subject to grace periods to be mutually agreed), (a) annual, audited financial statements and related compliance certificate within 120 days from fiscal year end, (b) quarterly, internally prepared, financial statements and related compliance certificate, within 45 days of each fiscal quarter-end (or, solely with respect to the first full fiscal quarter following the Closing Date, 60 days), (c) monthly, internally prepared financial statements (and, to the extent delivered to the agent under the ABL Financing Facility, a related compliance certificate) (i) within 30 days of the end of each of the first two months in each fiscal quarter and (ii) within 45 days for (x) the first three full months following the Closing Date and (y) the third month of each fiscal quarter, (d) annual projections, including monthly balance sheet, profit and loss and cash flow figures, for the following year within 30 days after the beginning of each fiscal year, (e) copies of reports (including, without limitation, borrowing base reports) and other information delivered to the ABL Lender and (f) other reporting as reasonably required by the Agent. Financial reporting to include comparisons to the annual projections and the prior year period as well as, in the case of annual reporting, a management discussion and analysis.

NEGATIVE COVENANTS:	Usual and customary negative covenants for transactions of this nature and size, subject to materiality thresholds, baskets, EBITDA “grower components” on certain baskets, reclassification concepts and other exceptions and qualifications to be agreed, but limited to the following: liens, indebtedness (which shall permit, among other things, indebtedness under the ABL Financing Facility (including incremental facilities thereof and any refinancing thereof, but subject to a cap to be agreed and to the terms of the ABL Intercreditor Agreement), consolidations, fundamental changes, dispositions, changes in nature of business, loans, advances and investments, sale and leaseback transactions, dividends, repurchases of capital stock, payment of management fees and other restricted payments, federal reserve regulations, transactions with affiliates, limitations on negative pledges, modifications of certain indebtedness, organizational documents and certain other material agreements, payment of other certain indebtedness, investment company act, non-compliance with ERISA that would reasonably be expected to result in a Material Adverse Effect, Parent and the Initial Borrower as holding companies, environmental matters, changes to accounting methods, sanctioned persons, anti-bribery and anti-corruption laws, anti-terrorism laws and anti-money laundering laws.

Annex B

PERMITTED ACQUISITIONS:	The Loan Documents shall permit the acquisition by any Loan Party (other than the Parent) of all of the equity interests of, or all or substantially all of the assets of (or any division or business line of), any person (an “Acquisition”), subject to the following terms and conditions (any Acquisition satisfying such terms and conditions, a “Permitted Acquisition”) (but subject to Limited Condition Acquisition Provisions): (a) no event of default shall have occurred and be continuing either immediately before or after giving effect to such Acquisition, (b) the Total Net Leverage Ratio of the Parent and its subsidiaries shall not, both immediately before and after giving effect to such Acquisition, exceed the maximum Total Net Leverage Ratio permitted under the Loan Documents for the most recently ended fiscal quarter of the Parent, (c) the Borrowers shall have furnished to the Agent (i) subject to materiality thresholds to be agreed, an executed letter of intent and/or draft purchase agreement with respect to the Acquisition and such other information and documents as the Agent may reasonably request, (ii) pro forma financial statements of the Parent after giving effect to such Acquisition, (iii) if obtained by any Loan Party, and in any event upon the reasonable request therefor by the Agent with respect to any Acquisition for which the purchase price exceeds an amount to be agreed, a quality of earnings report from a third party firm reasonably acceptable to the Agent, and (iv) a certificate of the chief financial officer of the Parent demonstrating, on a pro forma basis after giving effect to such Acquisition, compliance with all financial covenants set forth in the Loan Documents for the most recently ended fiscal quarter of the Parent, (d) [reserved], (e) the person and its subsidiaries acquired shall become Loan Parties and all or substantially all of the assets acquired shall become Collateral, in each case, to the extent required by the Loan Documents, (f) the Borrowers shall have minimum liquidity of not less than $8,000,000 both immediately before and after giving effect to such Acquisition, (g) the person or the assets being acquired shall have had positive EBITDA during the immediately preceding 12 consecutive month period (unless otherwise agreed by Agent), (h) the person or the assets being acquired shall be engaged in or shall be useful in, as applicable, the business of the Loan Parties or businesses reasonably related thereto, (i) the person or the assets being acquired shall be located within the United States (or, if not the case, the total purchase price therefor shall not exceed an amount to be mutually agreed), (j) such Acquisition shall be consensual and shall have been approved by the board of directors of the person being (or whose assets are being) acquired, (k) such Acquisition shall be permitted under the ABL Financing Facility, and (l) the purchase price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed an amount to be mutually agreed in the aggregate and (ii) all Acquisitions shall not exceed an amount to be mutually agreed during the term of the Financing Facility.

Annex B

AVAILABLE AMOUNT BASKET:	The Loan Documents will include a provision for the availability of an amount, the “Available Amount”, which shall be defined as mutually agreed. The Available Amount may be used for purposes of making permitted investments, restricted payments and other debt payments in amounts in excess of the baskets otherwise provided for in the Loan Documents subject to no event of default and compliance with a Total Net Leverage Ratio of (i) in the case of permitted investments, not to exceed 3.50 to 1.00, (ii) in the case of restricted payments, not to exceed 3.00 to 1.00, and (iii) in the case of other debt payments (including, without limitation, the Specified Subordinated Debt), not to exceed 3.00 to 1.00.

FINANCIAL COVENANTS:	The Loan Documents will include only the following financial covenants: (a) a maximum Total Net Leverage Ratio and (b) a minimum fixed charge coverage ratio (to be defined as mutually agreed including all definitions related to the same), not to exceed or not to be below, as applicable, ratios to be mutually agreed, in each case, to be tested quarterly commencing as of the end of the first full fiscal quarter following Closing Date and set at up to a mutually agreed percentage cushion to a Sponsor model that is reasonably acceptable to the Agent.

The Loan Documents shall include customary equity cure provisions on terms to be agreed.

EVENTS OF DEFAULT:	Usual and customary events of default for transactions of this nature and size, subject to certain grace and cure periods, materiality thresholds, baskets and other exceptions and qualifications to be agreed, but limited to the following: payment, breach of representations or warranties, violation of covenants, cross-default to other indebtedness in an amount to be agreed, bankruptcy or insolvency, invalidity of any material provision of any Loan Document, invalidity or (subject to certain exceptions to be agreed) failure of perfection or priority of any lien on any Collateral with an aggregate fair market value to be agreed, judgments, restraint from or cessation of conducting a material part of the business, condemnation of a material part of the Collateral without compensation for the fair market value thereof, agreement or commencement of liquidation, dissolution or winding up of any Loan Party, material damage, loss, or destruction of Collateral, indictment or proceeding in which penalties or remedies include forfeiture of a material portion of property, ERISA events that have a Material Adverse Effect, violation or failure of subordination terms, default to subordinated indebtedness and the ABL Financing Facility, and change of control.

Annex B

GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York; provided, however, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Closing Date Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) has occurred), (b) the determination of the accuracy of any Closing Date Acquisition Agreement Representation and whether as a result of any inaccuracy thereof any Loan Party or its applicable affiliate has the right to terminate its or their obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition and (c) the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the governing law of the Closing Date Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

REQUIRED LENDERS:	50.1% of the Term Loan; provided, that if there are two or more Lenders that are not affiliates or related funds of one another with pro rata shares in excess of 25% of the Term Loan, the “Required Lenders” shall require at least two Lenders who are not affiliates or related funds of one another with pro rata shares in excess of 25% of the Term Loan.

ASSIGNMENTS, PARTICIPATIONS:	Each Lender may sell or assign to one or more other persons a portion of its loans or commitments under the Financing Facility with the consent of Agent (not be unreasonably withheld, conditioned or delayed) and the Borrowers, provided, (i) such consent (i) shall not be required (A) in connection with any assignment by a Lender to a Lender, an affiliate of such Lender or a related fund of such Lender or (B) if such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (ii) the consent of the Borrowers (a) shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not positively denied by the Borrowers within 5 business days after request therefor (any such denial to be accompanied by a written explanation for such denial) and (b) shall not be required during the continuance of any payment, bankruptcy, financial covenant or financial reporting event of default. Each Lender may sell participations in its loans and commitments under the Financing Facility without the consent of the Loan Parties. Assignments may not be made to individuals, any Loan Party, the Sponsor or any of its or their affiliates.

Annex B

Notwithstanding the foregoing, no Lender may sell or assign any portion of its loans or commitments under the Financing Facility (or any participations therein) to any Disqualified Institution without the consent of the Borrowers (which may be withheld in its sole and absolute discretion), provided that such consent shall not be required during the continuance of any payment or bankruptcy event of default.

“Disqualified Institution” means, on any date, (a) any person identified as a “Disqualified Lender” or a “Competitor” on the list of “Disqualified Institutions” delivered by the Sponsor to the Agent on or before the date of the Commitment Letter, (b) any other person that (i) is an operating company in substantially the same line of business as those persons identified as “Competitors” on the list of “Disqualified Institutions” delivered by the Sponsor to the Agent on or before the date of the Commitment Letter and (ii) is identified by the Borrowers in writing to the Agent by legal name for inclusion on such list as a “Competitor” not less than 10 business days prior to such date or (c) any affiliate of any person identified in clause (a) or (b) of this definition that is either (i) identified by the Borrowers in writing to the Agent by legal name not less than 10 business days prior to such date or (ii) clearly identifiable as an affiliate of such person on the basis of its name (in the case of each of clauses (c)(i) and (c)(ii), other than any bona fide debt fund that is primarily engaged in purchasing or otherwise making commercial loans in the ordinary course of business (but, for the avoidance of doubt, excluding any person identified as a “Disqualified Lender” pursuant to clause (a) of this definition)); provided that “Disqualified Institution” shall exclude any person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time.

OUT-OF-POCKET EXPENSES:	The Borrowers shall pay on demand all reasonable and documented out-of-pocket fees, costs and expenses of the Agent, the Commitment Parties and the Lenders (including reasonable and documented legal fees (subject to the limitations set forth in the Commitment Letter), audit fees, appraisal and valuation fees, search fees, filing fees, and documentation fees (subject to limitations on audit, appraisal and valuation fees to be agreed)) incurred in connection with the Financing Facility.

FUNDING PROTECTION:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

TAXES, RESERVE REQUIREMENTS	Usual and customary for facilities and transactions of this type, and consistent with LSTA market language and customary exceptions in respect of (x) payments being made free and clear of any taxes,

Annex B

AND RELATED INDEMNITIES:	imposts, assessments, withholdings or other deductions and (y) indemnification from the Loan Parties in favor of the Agent and the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case, subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate.

INDEMNIFICATION:	Customary and appropriate provisions relating to indemnity and related matters.

Annex B

ANNEX C

FORM OF SOLVENCY CERTIFICATE

[•][•],[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain Financing Agreement2 (the “Financing Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of [                    ] (the Parent”), in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the businesses and assets of the Parent and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Parent pursuant to the Financing Agreement; and

2.

As of the date hereof and after giving effect to the transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Financing Agreement and the transactions contemplated thereby (including, without limitation, the Closing Date Acquisition), (i) the sum of the Parent’s and its Subsidiaries’ debt (including contingent liabilities), taken as a whole, does not exceed the present fair saleable value of the Parent’s and its Subsidiaries’ present assets, taken as a whole; (ii) the Parent’s and its Subsidiaries’ capital, taken as a whole, is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections or with respect to any transaction contemplated or undertaken after the Closing Date; (iii) the present fair salable value of the assets of the Parent and its Subsidiaries is greater than the amount that will be required to pay the probable liability of the debts (including contingent liabilities) of the Parent and its Subsidiaries as they become absolute and matured in the ordinary course; and (iv) none of the Parent nor any of its Subsidiaries has incurred and does not intend to incur, or believes (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[Name], [Chief Financial
Officer/equivalent officer]

[2]	Description of Financing Agreement to be inserted

Annex C